Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT No. 1 to Rights Agreement (this “Amendment No. 1”), dated as of July 10, 2007, by and between Chaparral Steel Company, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of July 29, 2005 (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.

R E C I T A L S

     WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in order to change or supplement the provisions thereunder in any manner which the Company may deem necessary or desirable;

     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of July 10, 2007, with Gerdau, S.A., a Brazilian corporation, Gerdau Ameristeel Corporation, a Canadian corporation, and GVC, Inc., a Delaware corporation (as it may be amended and supplemented from time to time, the “Merger Agreement”); and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below to provide that the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby will not result in any Person becoming an Acquiring Person or have any triggering effect on the Rights;

A G R E E M E N T

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. The definition of Acquiring Person in Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

Notwithstanding anything in this Agreement to the contrary, no Person shall be deemed to be an Acquiring Person solely by virtue of the execution, delivery or performance of that certain Agreement and Plan of Merger, dated as of July 10, 2007, among the Company, Gerdau, S.A., Gerdau Ameristeel Corporation, and GVC, Inc. (as it

           may be amended and supplemented from time to time, the “Merger Agreement”) or the transactions contemplated thereby.

2. Section 3(a) is hereby modified and amended by adding the following sentence to the end thereof:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely by virtue of the execution, delivery or performance of the Merger Agreement or the transactions contemplated thereby.

3. Section 7(a) is hereby modified and amended by deleting the phrase “(i) the Close of Business on July 29, 2015 (“the Final Expiration Date”)” and replacing it with the following:

(i) the earlier of (x) the Close of Business on July 29, 2015 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (such earlier time, the “Final Expiration Date”)”

4. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

CHAPARRAL STEEL COMPANY

By: /s/ Robert E. Crawford, Jr.
Name: Robert E. Crawford, Jr.
Title: Vice President

MELLON INVESTOR SERVICES LLC

By: /s/ Patricia Hodson
Name: Patricia Hodson
Title: Relationship Manager